EXHIBIT 1
PRESS RELEASE
Following its voluntary delisting from NASDAQ in February 2007, InfoVista SA announces its deregistration from the SEC
Paris, France and Herndon, VA (United States), June 25, 2007 – InfoVista (Euronext: IFV, ISIN: FR0004031649), the leading service-centric performance management software company, today filed a Form 15F with the U.S. Securities and Exchange Commission (‘SEC’) to deregister its shares and terminate its reporting obligations under the U.S. Securities Exchange Act of 1934 (‘Exchange Act’). InfoVista’s obligations under the Exchange Act are suspended as from today. Under SEC rules, the deregistration will become effective 90 days after the filing unless there is an objection from the SEC. InfoVista plans to continue to post an English-language version of its annual report, financial statements and similar communications on its website, http://www.infovista.com.
InfoVista had previously voluntarily terminated its listing on the NASDAQ Global Market as of February 20, 2007. As announced on February 9, 2007, InfoVista’s decision to delist from NASDAQ and to deregister from the SEC is based on the low trading volume of its ADSs and the increasingly high cost of maintaining dual listings on NASDAQ and the Paris Euronext stock markets. The decision does not reflect any change in InfoVista’s commitment to its operations, customers or strategic development in the United States.
Press Contact
Karena D’Arcy
Investor Relations Manager, InfoVista
+33 1 64 86 85 65
kdarcy@infovista.com
Kirsten Molyneux
Gavin Anderson & Company
+44 (0)207 554 1400
kmolyneux@gavinanderson.co.uk
About InfoVista
InfoVista is the Service-Centric Performance Management Software Company that assures the optimal delivery of business-critical IT services. Driven by a uniquely adaptive and real-time technology foundation, InfoVista solutions improve business effectiveness, reduce operating risk, lower cost of operations, increase agility and create competitive advantage. Eighty percent of the world’s largest service providers as ranked by Fortune®, as well as leading Global 2000 enterprises, rely on InfoVista to enhance the business value of their technology assets. Representative customers include ABN AMRO, Allstream, Banques Populaires, AXA, Banque de France, Bell Canada, British Telecom, Broadwing Communications, Cable & Wireless, Com Hem, Defense Information Systems Agency (DISA), Deloitte & Touche, Deutsche Telecom, France Telecom, Savvis Corporation, SingTel, Telefonica, and US Cellular. A Software Magazine 500 company, InfoVista stock is traded on the Eurolist by Euronext (FR0004031649). For more information about the company, please visit www.infovista.com.
InfoVista is a registered trademark of InfoVista, S.A.